UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2020

Milestone Scientific Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue, Suite 403 Roseland, NJ (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On June 25, 2020, Milestone Scientific Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, acting as sole underwriter and book-running manager (the “Underwriter”), for a public offering (the “Offering”) of an aggregate of 6,520,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, together with three-year warrants to purchase up to 3,260,000 shares of Common Stock (the “Warrants”) at an exercise price equal to $2.60 per share of Common Stock (the “Exercise Price”). The combined public offering price for each share of Common Stock and Warrant was $2.15. The Underwriter has agreed to purchase the shares of Common Stock and related Warrants from the Company at a 7.0% discount to the combined public offering price. In addition, the Company granted the Underwriter a 45-day option to purchase up to an additional 978,000 shares of Common Stock and/or Warrants to purchase up to 489,000 shares of Common Stock at the same price to cover over-allotments, if any. The gross proceeds to the Company from the Offering are approximately $14.0 million before underwriting discounts and commissions and other estimated offering expenses or approximately $16.1 million if the Underwriter exercises in full its overallotment option.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions.  Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect of these liabilities.

The Company has also granted the Underwriter a right of first refusal to act as placement agent, underwriter or book runner and/or placement agent on any subsequent private or public equity and public debt offerings of its securities for a period of 12 months from the sale of Common Stock and Warrants in the Offering.

The shares of Common Stock and the Warrants will be issued pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission, which became effective on May 16, 2019 (File No. 333-231178). A preliminary prospectus supplement relating to the Offering was filed on June 25, 2020, and a final prospectus supplement relating to the Offering will be filed, with the Securities and Exchange Commission. The closing of the Offering is expected to take place on or about June 30, 2020, subject to the satisfaction of customary closing conditions.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.  A copy of the form of Warrant is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  The foregoing description of the material terms of the Underwriting Agreement and the Warrant does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Golenbock Eiseman Assor Bell & Peskoe LLP relating to the legality of the issuance of the shares of Common Stock and Warrants is attached hereto as Exhibit 5.1.

Item 8.01         Other Events

The Company issued a press release on June 25, 2020 announcing the pricing of the Offering.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed with this report:

1.1	Underwriting Agreement, dated as of June 25, 2020 between the Company and Maxim Group LLC, as underwriter	Filed electronically herewith
4.1	Form of Warrant	Filed electronically herewith
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP	Filed electronically herewith
23.1	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1)	Filed electronically herewith
99.1	Press release dated June 25, 2020 regarding the pricing of the Offering	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milestone Scientific Inc.

Dated: June 26, 2020	By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer